Exhibit 99.2
                                                                    ------------



July 12, 2004




Dear Shareholder:

      On July 6, 2004, one of our shareholders provided us with a copy of a letter they had received from Park GP, Inc. ("PGP"), dated June 28, 2004, in which PGP offers to purchase (the "PGP Tender Offer") 2,000 shares of common stock (the "Shares") of Tower Properties Company ("we", "us" or the "Company"). The PGP Tender Offer states the price offered is $185 per Share, in cash, which amount will be reduced by any distributions declared or paid by the Company after June 1, 2004 as well as by any transfer fees charged by the transfer agent.

      Rule 14e-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires us to take one of three permissible types of positions with respect to the PGP Tender Offer within ten business days of the date it commenced (which we have assumed is the date it was dated). We note that the last trade we are aware of for the Company's common stock was $225 per Share on June 2, 2004. While all of the trades we are aware of in May and June of this year were in excess of $185, the trading price range that we are aware of for the preceding 52 weeks ranged from $168 to $225 per Share. However, the Company's common stock is not actively traded and those trading prices may not be representative of its intrinsic value. In addition, our Board of Directors has not done a recent valuation of the Company's common stock, or obtained a recent appraisal of its assets or liabilities, and is therefore not able to determine whether $185 per Share is higher or lower than the intrinsic value of the Shares.

      As a consequence, we are not expressing an opinion, nor making a recommendation, and are remaining neutral with respect to the PGP Tender Offer, which is one of the types of positions we are permitted to take under Rule 14e-2. Each shareholder of the Company should therefore make his, her or its own independent investment decision with respect to accepting or rejecting the PGP Tender Offer. You are encouraged to seek the advice of your own financial, tax and other advisors before making your investment decision.

      In considering your investment decision, you should be aware that senior management of the Company has been considering the possibility of purchasing Shares from the holders of less than 100 Shares with the goal of causing the number of record holders to be less than 300 (a so-called "going private transaction"). If that goal were to be achieved, the Company would no longer be required to file reports with the U.S. Securities and Exchange Commission and would no longer be subject to most of the requirements imposed by the Sarbanes-Oxley Act of 2002, which has


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the potential to produce  significant cost savings as well as to avoid diversion of  management  time and attention  in running our business. In addition, senior
management  has, over  the  years,   considered  the   possibility  of  reducing
the number of shareholders, both beneficial and of record, to 75 or less so that the Company would become subject to Subchapter S rather than Subchapter C of the Internal Revenue Code of 1986, as amended. If the conversion to Subchapter S were to be made, the Company would generally no longer be subject to federal or state income taxation at the corporate level. Instead, the Company's income would flow through to its shareholders and each shareholder would be taxed on such shareholder's allocable share of the Company's income regardless of whether or not such income were to be distributed. However, in that event, no further income tax would be due on any distributions of Subchapter S earnings that are actually paid in cash to the shareholders.

      Senior management has not made a recommendation to the Board of Directors regarding the foregoing possibilities and no decision has been reached as to whether either or both of them will be pursued. Moreover, neither the timing of seeking to go private or converting to Subchapter S, nor the price that might be offered for Shares of common stock under either of those possible transactions, has been determined by management or the Board of Directors. Accordingly, there can be no assurance that the Company will proceed with either of these transactions and no reliance should be placed on those possibilities coming to fruition.

                                TOWER PROPERTIES COMPANY

                                /s/ Thomas R. Willard

                                Thomas R. Willard
                                President and Chief Executive Officer